Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces 2011 Fourth Quarter and Full-Year Results, Including Restructuring Charges and Declares Quarterly Cash Dividend

New York, NY – February 23, 2012 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced revenues of $54.9 million and a non-GAAP operating net loss of $8.3 million, or $0.28 per diluted share, for the quarter ended December 31, 2011.  This compares with total revenues of $97.1 million and non-GAAP operating net income of $3.6 million, or $0.10 per diluted share, for the fourth quarter of 2010 and total revenues of $50.4 million and a non-GAAP operating net loss of $14.6 million, or $0.47 per diluted share, for the third quarter of 2011.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results, including restructuring charges taken in 2011 relating to a workforce reduction, exit from asset management and other cost reductions.  The GAAP net loss for the fourth quarter of 2011 was $16.3 million, or $0.55 per diluted share.  This compares with GAAP net income of $3.0 million, or ($0.01) per diluted share, for the fourth quarter of 2010, and a GAAP net loss of $15.7 million, or $0.51 per diluted share, for the third quarter of 2011.

For the year ended December 31, 2011, total revenues were $264.5 million with a non-GAAP operating net loss of $22.4 million, or $0.73 per diluted share.  This compares with total revenues of $425.9 million and non-GAAP operating net income of $31.6 million, or $0.87 per diluted share, for the year ended December 31, 2010.  The GAAP net loss for the year ended December 31, 2011 was $31.7 million, or $1.02 per diluted share, compared with GAAP net income of $26.6 million, or $0.71 per diluted share, for the year ended December 31, 2010.

Tom Michaud, Chief Executive Officer and President said, “After a promising start, 2011 proved to be a difficult year for the financial services industry and KBW.  Uncertainties about the U.S. economy, the downgrade of the U.S. credit rating and the volatile situation in Europe hung over markets, causing significant declines in the prices of financial stocks around the world.  These uncertainties also severely limited capital raising and merger activities in our primary business lines.  Our response to these conditions has been to adjust expenses to better position the firm for the current environment.  As part of this effort we have made significant reductions in personnel, exited the asset management business and reduced non-compensation costs.”

Mr. Michaud continued “I believe these measures will help KBW return to profitability, while positioning the firm to generate an acceptable return for shareholders over the long term.  Given the results of the past year, I and the other executive directors, our CFO and General Counsel will not receive a cash bonus for 2011 and restricted shares that were previously granted subject to performance did not vest.  We remain well capitalized with no long term debt, we are appropriately staffed in our core areas and are well positioned to increase revenues when consolidation and capital raising activities resume.”

Key points for the quarter include:

•
Commissions revenue was $26.3 million compared with $33.9 million for the fourth quarter of 2010, a decrease of $7.5 million, or 22.2%, reflecting lower trading volumes for financial services companies’ stocks in 2011 compared to 2010. Commissions revenue decreased $8.8 million, or 25.0%, compared with $35.1 million for the third quarter of 2011 also on lower traded volume.

•
Investment banking revenue was $13.8 million compared with $39.4 million for the fourth quarter of 2010, a decrease of $25.6 million.  The decrease was primarily due to fewer equity capital market transactions and lower M&A and advisory revenue in 2011.  Investment banking revenue decreased $18.3 million, or 56.9%, compared with $32.1 million for the third quarter of 2011 primarily due to lower M&A and advisory revenue.

•
Principal transactions revenue was $12.0 million compared with $14.9 million for the fourth quarter of 2010, a decrease of $2.9 million, or 19.5%. The decrease was primarily due to lower fixed income revenue.

•
Total non-GAAP expenses (excludes restructuring charges in 2011 and the amortization of IPO restricted stock awards in 2010) decreased $21.8 million for the fourth quarter of 2011 compared with the same quarter last year primarily due to a decrease of $16.2 million, or 26.7%, in compensation and benefits expense.

•	As of December 31, 2011, preliminary stockholders’ equity, which was all tangible, amounted to $383.2 million and preliminary book value per share was $13.27.

Key points for the year ended December 31, 2011 include:

•
Commissions revenue was $128.1 million compared with $133.6 million for 2010, a decrease of $5.5 million, or 4.1%, due to lower U.S. and European equity commissions, partially offset by higher equity commissions from Asia.

•
Investment banking revenue was $98.7 million compared with $208.9 million for 2010, which included record equity capital markets transaction revenue.  The decrease reflects the exceptionally low level of U.S. banking industry equity capital raised in 2011.

•
Principal transactions revenue was $21.4 million compared with $54.0 million for 2010 reflecting the significant global sell-off of financial stocks in the third quarter which negatively impacted our equity market making and principal trading results.  Equity market making revenue for the year was negative $11.8 million and trading for our own account, including investments, revenue was negative $1.6 million, compared with negative $4.7 million and $14.0 million, respectively, in 2010.  Fixed income revenue was $32.4 million compared with $42.8 million for 2010.

•
Total non-GAAP expenses decreased $71.8 million compared with 2010 primarily due to a decrease of $80.3 million, or 30.4%, in compensation and benefits expense.  The compensation ratio was 69.3% compared with a non-GAAP operating compensation ratio (adjusted GAAP compensation and benefits expense as a percentage of total revenues) of 59.9% for 2010.  The GAAP compensation ratio was 61.9% for 2010.  Compensation and benefits expense was $183.4 million compared with non-GAAP operating compensation and benefits expense of $255.3 million for 2010.    GAAP compensation and benefits expense was $263.6 million for 2010.

Restructuring

Commencing in the third quarter of 2011, the Company undertook significant steps to reduce our workforce and certain other costs to better align our resources to the current business environment.  These efforts continued through the first quarter of 2012 with further headcount reductions including those related to our decision to exit the asset management business.  As a result of the workforce reduction we have also consolidated our office workspace in New York City and terminated several market data services contracts.  These actions resulted in restructuring charges to earnings in the fourth quarter and for the year ended December 31, 2011.  See “Non-GAAP Financial Measures” below.  The workforce reductions were completed early in the first quarter of 2012.

In exiting asset management we have initiated the full redemption of investors in our KBW Financial Services Funds and ended the capital commitment period of our KBW Capital Partners I, L.P.  Investments in the KBW Capital Partners I, L.P. are now being externally managed.  There was no significant cost associated with exiting the asset management business other than severance.  Future activity in this area will consist of finalizing the liquidation of the KBW Financial Services Funds during the first quarter of 2012 and the completion of the realization phase of the KBW Capital Partners I, L.P., which is expected in the next few years.  These efforts are not expected to materially impact our results.

The workforce reductions involved approximately 100 employees and resulted in severance costs of $5.2 million in the fourth quarter and $7.0 million for 2011, and it is estimated that the Company will incur additional severance costs of approximately $2.4 million in the first quarter of 2012.  The annual salaries and benefits of employees included in the workforce reduction program was approximately $16 million.  The consolidation of space in our New York office resulted in a charge for the remaining lease obligation of $7.6 million and the termination of several market data services contracts resulted in a charge of $0.4 million.  The annual rent relating to the eliminated workspace is approximately $3 million.  Terminated market data services contracts had annual fees of approximately $1 million.  It is expected that these actions will result in lower related expenses beginning in 2012, although it is likely that certain increases in non-compensation and compensation and benefits costs in 2012 will offset some of these reductions.

Capital Management and Other Matters

The Company also announced today that its board of directors, in light of the Company’s continuing strong capital position, has declared a cash dividend with respect to the fourth quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on March 15, 2012 to shareholders of record on March 5, 2012.

During the fourth quarter of 2011, the Company repurchased and retired 336,500 shares of the Company’s common stock pursuant to a stock repurchase program that was authorized by the board of directors in July 2010 and October 2011.  The average price per share repurchased was $13.26, or $4.5 million in the aggregate. As of December 31, 2011, the Company had $48.7 million remaining of the repurchase amount under the program.

KBW expects to file its annual report on Form 10-K with the U.S. Securities and Exchange Commission on or about February 29, 2012.

Conference Call Access and Availability on Company Website

A conference call with management to discuss financial results for the fourth quarter and year ended December 31, 2011 will be held today at 9:00 a.m. eastern time, and can be accessed at (866) 783-2137 within U.S. and Canada)/(857) 350-1596 (International) (Code: 62064945). A replay of the call will be available approximately two hours post-call at (888) 286-8010  (within U.S. and Canada)/(617) 801-6888  (International) (Code: 46731363).  A live audio webcast and delayed replay will also be available for seven days by going to our website, http://www.kbw.com, then clicking “Investor Relations” and then “Event Calendar”.  As promptly as practical after the call, a full written transcript of the call will also be made available on our website and may be accessed by clicking “Investor Relations” and then “Event Calendar”.

About KBW

KBW, Inc. operates in the U.S., Europe and Asia through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and Keefe, Bruyette & Woods Asia Limited. Celebrating its 50th anniversary, KBW has established itself as a leading independent authority in the banking, insurance, brokerage, asset management, mortgage banking, real estate and specialty finance sectors. Founded in 1962, the firm maintains industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading in equities and debt securities of financial services companies.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Revenues:
Investment banking	$13,816	$32,071	$39,380	$98,739	$208,913
Commissions	26,343	35,107	33,859	128,069	133,560
Principal transactions, net	12,028	(19,917)	14,939	21,403	53,964
Interest and dividend income	1,685	2,028	3,387	10,068	13,125
Investment advisory fees	203	221	1,771	1,009	3,194
Other	830	881	3,791	5,223	13,101

Total revenues	54,905	50,391	97,127	264,511	425,857
Expenses:
Compensation and benefits	44,589	43,249	60,823	183,367	263,633
Occupancy and equipment	5,626	5,793	5,643	22,707	22,460
Communications and data processing	8,413	8,893	8,439	35,089	32,365
Brokerage and clearance	1,178	5,380	4,567	16,054	17,747
Business development	3,300	5,144	4,405	17,705	16,529
Professional services	2,811	2,594	3,215	13,743	15,425
Interest	168	184	339	1,017	1,104
Restructuring charges	13,169	1,783	-	14,952	-
Other	2,433	2,574	3,989	10,952	11,509
Total expenses	81,687	75,594	91,420	315,586	380,772
(Loss) / income before income taxes	(26,782)	(25,203)	5,707	(51,075)	45,085
Income tax (benefit) / expense	(10,452)	(9,474)	2,679	(19,409)	18,457
Net (loss) / income	$(16,330)	$(15,729)	$3,028	$(31,666)	$26,628
	`
Earnings per share:
Basic	$(0.55)	$(0.51)	$(0.01)	$(1.02)	$0.71
Diluted	$(0.55)	$(0.51)	$(0.01)	$(1.02)	$0.71
Dividends declared per share:
Quarterly	$0.05	$0.05	$0.05	$0.20	$0.10
Special	$-	$-	$1.00	$-	$1.00
Weighted average number of common shares outstanding:
Basic	29,878,629	31,254,011	32,577,549	31,698,410	32,428,945
Diluted	29,878,629	31,254,011	32,577,549	31,698,410	32,428,945

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, total expenses, net (loss) / income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”).  The Non-GAAP Financial Measures for the three months ended December 31, 2011 and September 30, 2011, and year ended December 31, 2011 excluded restructuring charges related to the workforce reduction program and contract termination costs for lease and other contract obligations recognized during the second half of 2011.  Each of the Non-GAAP Financial Measures for the three months and year ended December 31, 2010 excluded compensation and benefits expense related to the amortization of IPO restricted stock awards, which were granted in November 2006 and fully vested in November 2010.  While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO.  The non-GAAP diluted earnings per share computation for the three months and year ended December 31, 2010 excludes the impact of the $1.00 special dividend declared in December 2010.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the restructuring charges, related to the workforce reduction program and lease and other contract obligations recognized during the second half of 2011, and the amortization of the IPO restricted stock awards and the impact of the $1.00 special dividend in 2010, which may not be indicative of our core operating results and business outlook.  Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods.  Such periods did not and likely will not include the impact of significant restructuring charges, substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards or a substantial dividend. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results.  Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, total expenses, net (loss) / income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, total expenses, net (loss) / income and diluted earnings per share on a GAAP basis for the three months and years ended December 31, 2011 and 2010 and three months ended September 30, 2011 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended December 31, 2011			Three Months Ended September 30, 2011		Three Months Ended December 31, 2010
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis		$44,589		$43,249		$60,823
Adjustment to exclude certain compensation expenses		-		-		(1,107)	(a)
Non-GAAP operating compensation and benefits expense (b)	$	N/A		$ N/A		$59,716

Compensation ratio (c):
Compensation ratio - GAAP basis		81.2%		85.8%		62.6%
Non-GAAP operating compensation ratio (b)		N/A		N/A		61.5%

Total expenses:
Total expenses - GAAP basis		$81,687		$75,594		$91,420
Adjustment to exclude certain compensation expenses		-		-		(1,107)	(a)
Adjustment to exclude restructuring charges		(13,169)	(d)	(1,783)	(d)	-
Non-GAAP operating total expenses (b)		$68,518		$73,811		$90,313

Net (loss) / income:
Net (loss) / income - GAAP basis		$(16,330)		$(15,729)		$3,028
Adjustment to exclude certain compensation expenses,
net of tax benefit		-		-		588	(a)
Adjustment to exclude restructuring charges,
net of tax benefit		8,029	(d)	1,113	(d)	-
Non-GAAP operating net (loss) / income (b)		$(8,301)		$(14,616)		$3,616

Diluted earnings per share:
Diluted earnings per share - GAAP basis		$(0.55)		$(0.51)		$(0.01)
Adjustment to exclude certain compensation expenses,
net of tax benefit		-		-		0.02	(a)
Adjustment to exclude restructuring charges,
net of tax benefit		0.27	(d)	0.04	(d)	-
Adjustment to exclude $1.00 special dividend		-		-		0.09	(e)
Non-GAAP operating diluted earnings per share (b)		$(0.28)		$(0.47)		$0.10

	Year Ended December 31, 2011			Year Ended December 31, 2010
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis		$183,367		$263,633
Adjustment to exclude certain compensation expenses		-		(8,367)	(a)
Non-GAAP operating compensation and benefits expense (b)	$	N/A		$255,266

Compensation ratio (c):
Compensation ratio - GAAP basis		69.3%		61.9%
Non-GAAP operating compensation ratio (b)		N/A		59.9%

Total expenses:
Total expenses - GAAP basis		$315,586		$380,772
Adjustment to exclude certain compensation expenses		-		(8,367)	(a)
Adjustment to exclude restructuring charges		(14,952)	(d)	-
Non-GAAP operating total expenses (b)		$300,634		$372,405

Net (loss) / income:
Net (loss) / income - GAAP basis		$(31,666)		$26,628
Adjustment to exclude certain compensation expenses,
net of tax benefit		-		4,945	(a)
Adjustment to exclude restructuring charges,
net of tax benefit		9,270	(d)	-
Non-GAAP operating net (loss) / income (b)		$(22,396)		$31,573

Diluted earnings per share:
Diluted earnings per share - GAAP basis		$(1.02)		$0.71
Adjustment to exclude certain compensation expenses,
net of tax benefit		-		0.15	(a)
Adjustment to exclude restructuring charges,
net of tax benefit		0.29	(d)	-
Adjustment to exclude $1.00 special dividend		-		0.01	(e)
Non-GAAP operating diluted earnings per share (b)		$(0.73)		$0.87

(a)
The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards, which were granted to employees in November 2006 and fully vested in November 2010.

(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.

(c)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.

(d)
The adjustment represents the exclusion of restructuring charges, which includes compensation expense related to the workforce reduction program, certain lease obligations for office space and contract termination costs from actions implemented during the second half of 2011 to reduce costs.

(e)
GAAP diluted earnings per common share for the fourth quarter of 2010 resulted from the accounting treatment of dividends declared during the quarter which exceeded net income.  Under GAAP, the excess of dividends declared over net income is allocated entirely to common shares outstanding resulting in a diluted earnings per share of $(0.01).  The non-GAAP diluted earnings per share computation for the three months and year ended December 31, 2010 excludes the impact of the $1.00 special dividend declared in December 2010 from undistributed income.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.